Exhibit 10.2

August 28, 2026

VIA EMAIL

Rhoniel A. Daguro,

[*]*

Re: Resignation as CEO of authID (the “Company”) and Appointment as Chairman of the Board of Directors (the “Board”)

Dear Rhon,

I refer to your letter dated August 26, 2026, by which you resigned as CEO of the Company effective September 4, 2026. On behalf of the Company the Board hereby accepts your resignation for “Good Reason” as defined in your Executive Retention Agreement dated as March 23, 2023 (“Retention Agreement”).

I also refer to the Compensation Committee’s letters to you dated as of February 20, 2026 and May 26, 2026 (collectively the “Retention Letters”).

The Board is pleased that you have decided to remain on the Board and the Board has resolved to appoint you as Chairman of the Board effective immediately, during the remainder of your current elected term, subject to your earlier resignation, or removal, in accordance with the By-Laws of the Company.

In consideration of your agreement to serve as Chairman of the Board, the Company and you agree to the following terms:

(1) The Company shall provide a monthly special stipend to you at the existing level of the premiums necessary to fund your and your dependents ongoing health care coverage under the Company’s healthcare plan for up to 12 months from the Termination Date, or if earlier until you secure other coverage;

(2) The Company shall pay you a cash bonus in the sum of $400,000 within five (5) business days after a closing of a [*] material transaction with a gross value to the Company of over [*] (“Corporate Transaction”), provided that you do not resign as Chairman of the Board prior to such closing;

*	Certain identified information has been omitted from this exhibit because it is both not material and is the type that the registrant treats as private or confidential.

authID Inc. ● 1580 N. Logan St., Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Rhoniel A. Daguro: Page 2 September 1, 2026

(3) As to all stock options previously granted to you by the Company: (a) the vesting of all unvested stock options shall continue through the duration of your holding the office of Director of the Company and (b) the Company hereby extends their exercisability to the date which is three years following your cessation of service as a Director of the Company.

(4) The Company agrees to: (A) grant you options to purchase 80,000 shares of Common Stock at a price equal to two times (2x) the Nasdaq Official Closing Price on the date of this letter (subject to the price being not less than the Nasdaq Official Closing Price on the date of grant). (B) grant you a warrant to purchase up to 20,000 shares of common stock at a price of $2.00 per share with a two year time period, upon payment by you to the Company of $10,000 in cash or cash equivalents within six months of the date of this letter. These grants will be made once the trading window for Company stock opens in accordance with the Company’s Policy on Insider Trading.

(5) You shall also be eligible for and receive such benefits and compensation that the Company provides its non-employee Directors for so long as you are a Director.

(6) You hereby agree that the payments due under Section 4.1 of the Retention Agreement shall be due and payable as follows: (a) on a pro-rated monthly basis for such period until you secure alternative employment at a base salary of not less than $400,000 per annum; and (b) the first payment, which shall include all amounts accrued from the date of your August 26, 2026 letter, shall be due as stated in the Retention Agreement but paid within five (5) business days after a close of a Corporate Transaction and thereafter in accordance with the payment schedule of Section 4.1 of the Retention Agreement.

(7) You agree that this letter (a) amends the Retention Agreement and in particular sections 4.1 through 4.4 thereof, and you agree to provide a release of claims (excepting claims arising out of this letter and the Retention Agreement as amended, rights of indemnification thereunder or pursuant to the By-Laws, Certificate of Incorporation, or applicable law, or ownership of issued or granted equity or securities in the Company) as required by Section 7.3 of the Retention Agreement upon the first payment under paragraph (2) or (5) of this letter; and (b) this letter replaces the Retention Letters in their entirety, which shall henceforth be of no further force or effect.

(8) For the avoidance of doubt, payments under this letter shall be (a) subject to the terms of and subordinate to all amounts due under the Series of Senior Secured Debentures issued by the Company as of April 29, 2026; and (b) subject to deduction of all taxes and other amounts required by law.

[Signature page follows]

authID Inc. ● 1580 N. Logan St., Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai

Rhoniel A. Daguro: Page 3 September 1, 2026

Please confirm your agreement with the terms set forth above by signing below.

Sincerely,

/s/ Michael Koehneman
Michael Koehneman
Lead Independent Director
authID Inc.

AGREED THIS August 28, 2026

/s/ Rhoniel A. Daguro
Rhoniel A. Daguro

authID Inc. ● 1580 N. Logan St., Suite 660 ● Unit 51767 ● Denver, CO 80203 ● Tel +1 516 274 8700 ● www.authid.ai